                                                                    EXHIBIT (12)

(DECHERT LOGO)


FORM OF OPINION


BOSTON
BRUSSELS
CHARLOTTE
FRANKFURT
HARRISBURG
HARTFORD
LONDON
LUXEMBOURG
MUNICH
NEW YORK
NEWPORT BEACH
PALO ALTO
PARIS
PHILADELPHIA
PRINCETON
SAN FRANCISCO
WASHINGTON
LAW OFFICES OF DECHERT LLP

January [21], 2005

Board of Trustees
The Mainstay Funds
Mainstay International Bond Fund
51 Madison Avenue
New York, New York 10010

Board of Trustees
The Mainstay Funds
Mainstay Global High Income Fund
51 Madison Avenue
New York, New York 10010

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Mainstay International Bond Fund (the "Target"), a separate series of The Mainstay Funds, a Massachusetts business trust ("Mainstay"), to the holders of the shares of beneficial interest (the "shares") of the Target (the "Target Shareholders"), and to the Mainstay Global High Income Fund (the "Acquiring Fund"), a separate series of Mainstay, in connection with the proposed transfer of substantially all of the properties of Target to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund (the "Acquiring Fund Shares") and the assumption of Target's liabilities by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Target in complete liquidation and termination of Target (the "Reorganization"), all pursuant to the Plan of Reorganization (the "Plan") dated as of September 21, 2004.

For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14 filed by Acquiring Fund with the Securities and Exchange Commission, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Mainstay on behalf of Acquiring Fund, (4) the facts and


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Board of Trustees
January 21, 2005
Page 2

representations contained in the letter dated on or about the date hereof addressed to us from Mainstay on behalf of Target, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

1. The acquisition by Acquiring Fund of substantially all of the properties of Target in exchange solely for Acquiring Fund Shares followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of Target's liabilities by Acquiring Fund except to the extent that Target's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Target will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value. Target will not recognize gain or loss upon the distribution in liquidation to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares and the assumption of Target's liabilities by Acquiring Fund.

4. The aggregated adjusted basis to Acquiring Fund of the properties of Target received by Acquiring Fund in the Reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the exchange.

DECHERT LLP
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Board of Trustees
January 21, 2005
Page 3

5. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Target (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization

9. The Acquiring Fund will succeed to, and take into account (subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the
Code) the items of Target described in section 381(c) of the Code.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

/s/  DECHERT LLP

DECHERT LLP
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